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CLAIM HANDLING AND FUNDING AGREEMENT

FOR SB DECKING, INC.

This Claim Handling and Funding Agreement for SB Decking, Inc. is entered into by SB Decking, Inc., and Employers Insurance Company of Wausau, and is effective as of July 1, 2007.

I. RECITALS

(1) WHEREAS, numerous lawsuits and/or claims have been filed in various states against SB Decking, Inc. (“Selby”), alleging bodily injuries arising out of exposure to asbestos in products sold and/or installed by Selby;

(2) WHEREAS, Employers Insurance Company of Wausau (“Wausau”) participated in defending and indemnifying Selby for such asbestos-related bodily injury claims from 1984 to 2006 when Wausau notified Selby of its position that the aggregate policy limits of all of its policies were fully exhausted, a position disputed by Selby. (All of Wausau’s liability policies issued to Selby are identified in Schedule A, attached);

(3) WHEREAS, a dispute has arisen between Selby on the one hand, and Wausau on the other;

(4) WHEREAS, Selby believes that all or virtually all of the asbestos bodily injury claims that have been brought against it were or are properly classified as claims falling outside the products/completed operations hazard of the policies, and are not subject to aggregate limits of the Wausau policies;

(5) WHEREAS, Wausau disagrees with Selby’s position on the proper classification of Selby’s asbestos bodily injury claims, and Wausau believes that all of the asbestos bodily injury claims against Selby were properly classified by Wausau as products claims subject to the aggregate limits of the Wausau policies;

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(6) WHEREAS, Selby and Wausau (“the Parties”) seek to resolve their dispute by and between them and to avoid the cost and inconvenience of litigation;

NOW, THEREFORE, in consideration of the foregoing and further mutual covenants contained herein, Selby and Wausau agree as follows:

II. DEFINITIONS

The definitions set forth below are provided for purposes of this Claim Handling and Funding Agreement for SB Decking, Inc. (“Agreement”), only.

“Asbestos Bodily Injury Claims” (“ABIC”) shall mean those pending or future claims, lawsuits or portions of same, wherever located, seeking damages from Selby for bodily injury, sickness, disease or death allegedly caused in whole or in part from exposure to asbestos or asbestos-containing products allegedly sold, distributed, handled, or installed by Selby. ABIC do not include:

a.	claims or lawsuits brought by present or former employees of Selby seeking damages for bodily injuries allegedly resulting from exposure to asbestos or asbestos-containing products sold, distributed, handled or installed by Selby during the course of their employment by Selby;

b.	claims or lawsuits in which the claimant’s first alleged exposure to Selby asbestos-containing product or Selby installation activities is after April 1, 1973;

c.	claims or lawsuits seeking recovery based solely on the alleged intentional torts of Selby;

d.	claims or lawsuits seeking recovery based solely on an alleged conspiracy to suppress information regarding the dangers of asbestos, with no claim for recovery for bodily injury;

e.	claims or lawsuits seeking solely injunctive, declaratory or other prospective or remedial relief, and in no count seeking damages;

f.	claims or lawsuits seeking solely punitive or exemplary damages;

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g.	claims or lawsuits alleging solely prospective or the fear of prospective bodily injury in a jurisdiction where such claims are not deemed to state claims for bodily injury;

h.	claims or lawsuits seeking damages solely on account of property damage and in no count seeking damages for asbestos bodily injury; and,

i.	claims or lawsuits seeking damages solely from spoliation of evidence, with no claim for recovery for bodily injury.

“Defense Costs” shall mean all reasonable and necessary fees, costs and expenses incurred in the investigation and defense of ABIC including, but not limited to investigative expenses, attorneys’ fees and expenses, court costs, expert and other witness fees, and fees for consultants or other persons utilized in the investigation or defense of ABIC. Defense Costs shall not include general overhead or administrative expenses, expenses for employees or “in-house” counsel of Selby, expenses for third party claim administrators, or legal fees or costs associated with insurance coverage issues. Defense Costs shall only include fees, costs and expenses, as stated in this paragraph, incurred after the Effective Date.

“Effective Date” shall mean July 1, 2007.

“Indemnity Costs” shall mean, in relation to ABIC, those payments made in:

a.	satisfaction of judgments for compensatory damages for ABIC for which Selby is legally liable, including amounts paid as premiums for appeal bonds as well as pre- or post-judgment interest and,

b.

authorized settlements of ABIC which (1) present reasonable evidence of exposure to Selby asbestos-containing product (such as evidence that would be sufficient to defeat a motion for summary judgment based on product identification in the jurisdiction where the claim is pending or recommendation by defense counsel that such a motion would be fruitless) and (2) present proof of injury, such as: (i) a diagnosis by a licensed physician of a malignancy, (ii) an ILO reading by a certified B reader of 1/1 or above, (iii) a lower ILO reading by a certified B reader, but only in those jurisdictions where such medical evidence is sufficient to support liability, or (iv) a medical diagnosis by a licensed physician of a condition consistent with asbestos exposure, but only in those jurisdictions where such medical evidence is sufficient to support liability; or, in the alternative, (3) are approved based on a judgment, pursuant to a recommendation by defense counsel,

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that the settlement is justified by such considerations as cost efficiency, avoidance of defense costs, avoidance of litigation risks, and/or forum concerns.

Indemnity Costs shall only include payments for judgments and settlements, as stated above, entered into after the Effective Date.

“Selby” shall mean SB Decking, Inc., formerly known as Selby, Battersby & Co.

“Termination Date” shall mean the effective date on which this Agreement is terminated, as provided for in Section III(2), below.

“Wausau” shall mean Employers Insurance Company of Wausau and its predecessor Employers Mutual Liability Insurance Company of Wisconsin.

“Wausau Policies” shall mean the policies of Employers Insurance Company of Wausau stated in Schedule A.

III. SCOPE OF AGREEMENT

(1) The only claims and lawsuits covered by this Agreement are ABIC filed against Selby as set forth above.

(2) This Agreement shall continue until terminated by one of the Parties as hereinafter set forth. Any Party may terminate this Agreement by providing, on or after the third annual anniversary of the Effective Date, at least two (2) years written notice of the Party’s intent to terminate this Agreement. No such notice shall be effective prior to the third anniversary of the Effective Date. No termination under this paragraph shall be effective prior to the expiration of the two (2) year notice period.

(3) All confidentiality provisions of this Agreement are ongoing and are not subject to termination.

(4) This Agreement is without prejudice to the following future claims, following the termination of this Agreement: (i) by Selby against Wausau for claims for coverage under the Wausau Policies for those ABIC that are first filed after the Termination Date

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(and Wausau reserves all rights to raise defenses to such claims); and (ii) by Wausau against Selby or other insurers for contribution and/or set-off regarding any claims presented by Selby for coverage under the Wausau Policies for those ABIC that are first filed after the Termination Date.

(5) This Agreement is also without prejudice to Selby, at any time, pursuing coverage against Wausau under the Wausau Policies, and Wausau asserting any coverage defenses, with respect to claims other than asbestos-related bodily injury claims.

IV. COST SHARING

During the term of this Agreement, Wausau shall pay twenty-seven (27) percent of all Indemnity Costs and twenty-seven (27) percent of all Defense Costs of ABIC. During the term of this Agreement, Selby shall pay seventy-three (73) percent of all Indemnity Costs and seventy-three (73) percent of all Defense Costs of all ABIC. Under no circumstances will Wausau be responsible for greater than the twenty-seven (27) percent share of Defense Costs and Indemnity Costs of ABIC stated here.

V. CLAIMS HANDLING

(1) Selby shall perform the claim handling for all ABIC, with cooperation from Wausau, and Wausau shall use Nationwide Indemnity Company as its agent for handling all claim matters regarding the Wausau Policies.

(2) Selby shall provide Wausau with reasonable notice of all ABIC and shall direct defense counsel to provide periodic reports and information to Selby and Wausau in order for them to evaluate the claims.

(3) Wausau consents to the use of defense counsel that are retained for the ABIC as of the Effective Date. In the event that it becomes necessary to retain new defense counsel for ABIC, Selby shall have the right to select counsel subject to Wausau’s consent, which shall not be unreasonably withheld. Selby shall obtain Wausau’s consent to settlements of ABIC that exceed $1,000; such consent shall not be unreasonably withheld or delayed.

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(4) Selby shall direct defense counsel to protect against fraudulent, unverified, excessive or improper ABIC, which shall include a direction to defense counsel to use their reasonable best efforts to review reliable evidence, as reasonably available and as feasible to obtain, establishing in the applicable jurisdiction the criteria for authorized settlements provided in the definition of Indemnity Costs in Section II, above. Selby shall also direct defense counsel to follow reasonable defense counsel guidelines provided by Wausau or its agent. Selby shall require defense counsel to submit billings no less frequently than quarterly. All billings by defense counsel shall contain a description of each service performed, the claimant(s) involved, the date performed, the identity of the attorney or paralegal, the time spent for the service, the rate charged for the service, and an itemization of all disbursements with supporting documentation. Selby shall direct defense counsel to send copies of all defense billings to Wausau for ABIC for payment of Wausau’s 27% share directly to defense counsel.

(5) Selby shall be responsible for the administration, direction, management and supervision of the defense of ABIC and of defense counsel representing Selby, with the cooperation of Wausau. Selby and Wausau shall consult with regard to significant developments in the defense of ABIC. Wausau and Selby shall make good faith efforts to resolve any disagreement between them regarding the defense and settlement of ABIC. Selby shall request that defense counsel make quarterly reports and trial reports available to Selby and Wausau, and respond promptly to reasonable inquiries from Wausau. Quarterly litigation reports shall include information, as reasonably available, about the numbers of open, dismissed, and settled claims, the amounts spent for defense costs

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and settlements or judgments from January 2007 forward, and any significant developments, such as trial dates, pending dispositive or substantive motions, status of discovery, and any settlement demands or offers. Selby shall direct defense counsel to provide Wausau and Selby with reasonable advance notice of any trials and reasonable notice of any settlement demand/offers.

(6) In the context of a recommendation by defense counsel to settle an ABIC for an amount in excess of $1,000, Selby shall direct defense counsel to provide information to Wausau and Selby that is reasonably necessary to make an informed judgment about the appropriate resolution of the claim and to respond to reasonable requests for information about the claim.

(7) In the event that a complaint in an ABIC alleges a first alleged date of exposure after April 1, 1973, but evidence in the case subsequently shows that the claimant’s first alleged date of exposure is prior to April 1, 1973, Wausau is obligated to begin paying its 27% share for that claim commencing as of the date that the subsequent evidence is presented. In the event that a complaint in an ABIC alleges a first alleged date of exposure before April 1, 1973, but evidence in the case subsequently shows that the claimant’s first alleged date of exposure is after April 1, 1973, Wausau may cease paying its 27% share for that claim commencing as of the date that the subsequent evidence is presented; there shall be no reimbursement to Wausau for prior defense costs paid on that claim.

VI. STANDSTILL AND TOLLING

During the term of this Agreement, neither Selby nor its successors or assigns, nor Wausau or its successors or assigns, shall initiate any actions or arbitrations seeking a determination of coverage under the Wausau Policies applicable to ABIC or other asbestos-related bodily injury claims against Selby. During the term of this Agreement, any statute of limitations or other applicable limitation period for defenses, claims, causes of action, and/or counterclaims regarding coverage for asbestos-related bodily injury

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claims shall be tolled as to the parties for the term of the Agreement (“Tolling Period”), and neither Party shall put forward or rely upon the Tolling Period as a time bar under the doctrines of laches, waiver, estoppel or any other legal theory, for the purposes of attempting to preclude or defeat any such defenses, claims, causes of action or counterclaims.

VII. RELEASE

Selby and its past, present and future employees, officers, directors, principals, parents, subsidiaries, affiliates, associated corporations, agents, representatives, predecessors, successors and assigns, effective as of the Effective Date, expressly waive, release, acquit and forever discharge any claim, demand, right and cause of action for breach of contract against Wausau or its past, present, or future affiliates with respect to the Wausau Policies for contractual or non-contractual damages, bad faith, insurance code violations, exemplary or punitive damages, economic loss, general damages, attorneys’ fees and costs, and any other tort or statutory liability, whether known or unknown, based upon, arising out of, or in any way connected with any act or omission by Wausau or its agents or representatives, with respect to the Wausau Policies for any actions taken regarding asbestos-related bodily injury claims against Selby prior to the Effective Date.

Notwithstanding anything to the contrary in this Agreement, Selby does not release, and reserves all rights to pursue: (i) claims brought after the Termination Date of this Agreement relating to actions or omissions by Wausau or its agents or representations subsequent to the Termination Date of this Agreement, (ii) claims brought after the Termination Date of this Agreement, with respect to coverage for ABIC brought against Selby after the Termination Date, and (iii) the extent of impairment or exhaustion of limits of the Wausau Policies, as set forth in Section IX below. Selby and Wausau further reserve all rights to enforce the terms of this Agreement pursuant to the dispute resolution provisions in Section VIII below.

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Wausau and its past, present and future employees, officers, directors, principals, parents, subsidiaries, affiliates, associated corporations, agents, representatives, predecessors, successors and assigns, effective as of the Effective Date, expressly waive, release, acquit and forever discharge any claim, demand, right and cause of action for breach of contract against Selby or its past, present, or future affiliates with respect to the Wausau Policies for contractual or non-contractual damages, claims for deductibles, self-insured retentions, or premiums payments, bad faith, insurance code violations, exemplary or punitive damages, economic loss, general damages, attorneys’ fees and costs, and any other tort or statutory liability, whether known or unknown, based upon, arising out of, or in any way connected with any act or omission by Selby or its affiliates, agents, or representatives, with respect to the Wausau Policies for any actions taken regarding asbestos-related bodily injury claims against Selby prior to the Effective Date.

VIII. DISPUTE RESOLUTION

(1) In the event of a dispute arising under this Agreement with respect to the application, interpretation or performance of this Agreement, the Parties agree to meet and confer to attempt to amicably resolve the dispute.

(2) Should the Parties be unable to resolve such dispute, they agree to submit the dispute to mediation in Washington, D.C., with a mediator from the Center for Public Resources (“CPR”) mutually agreed on by the Parties and paid equally by each side. Each Party shall bear its own attorneys’ fees and costs incurred as a result of the mediation. All proceedings under this section, the outcome of the mediation proceeding, and all files and records relating thereto shall be confidential as discussed in Section X(1) below.

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(3) If the dispute is not resolved by mediation within sixty (60) days after its submission to mediation, it shall be submitted to binding and final arbitration by an arbitrator from the CPR in accordance with the rules of the CPR. Each party shall bear its own attorneys’ fees and costs incurred as a result of arbitration. All proceedings under this section, including the outcome of same and all files and records relating thereto, shall be confidential as discussed in Section X(1) below.

IX. PAST CLAIMS AND COSTS

The Parties agree that all claim payments made by Wausau and Selby under this Agreement and prior to the Effective Date of this Agreement shall be final, and there will be no recoupment or reimbursement of any such claim payments. Selby further agrees that it will make no claim against Wausau for any defense or indemnity costs for asbestos-related bodily injury claims against Selby paid or incurred prior to the Effective Date, and Wausau agrees that it will make no claim against Selby in connection with defense or indemnity costs for asbestos-related bodily injury claims against Selby paid or incurred prior to the Effective Date. Notwithstanding the fact that Selby does dispute Wausau’s allocation or classification of claim payments prior to the Effective Date to aggregate products/completed operations limits, Selby agrees, for purposes of compromise under this Agreement, that it will not in any future coverage proceeding or other proceeding challenge such allocation or classification of past claim payments or seek a different allocation or classification of those past payments; provided, however, that (i) such agreement is non-precedential and without waiver to any arguments that Selby may make in any future coverage proceeding regarding the proper classification of asbestos bodily injury claims filed after the Effective Date; (ii) Selby’s agreement not to challenge Wausau’s allocation or classification of claim payments made prior to the Effective Date is not, under any circumstance, relevant, admissible, or precedential in any future coverage

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proceeding, and Wausau agrees to waive all rights to take the position that such an agreement is relevant, admissible, or precedential in any future coverage proceeding, other than to enforce this Agreement, and will not reference such agreement in any such proceeding; (iii) Selby reserves all rights to contend that the aggregate limits of the Wausau Policies are not yet exhausted solely on the ground that the dollar amount total of Wausau’s payments for Selby losses are insufficient to exhaust the aggregate products/completed operations limits; and (iv) Wausau reserves all rights to contend that the aggregate limits of the Wausau Policies are exhausted. Selby waives any and all rights to contend that the aggregate limits of the Wausau Policies are not exhausted on all other grounds, other than as stated in (iii) above, including, without limitation, that Wausau improperly allocated claims filed before the Effective Date to aggregate limits of the Wausau Policies. Each of the Parties reserve all of their respective rights as to the appropriate classification of defense and indemnity payments made by Wausau under this Agreement as within or without the products or completed operation hazards of the Wausau Policies.

Wausau shall waive and release all indemnity and contribution claims that it may have under the Wausau Policies against any third parties (other than Wausau reinsurers) arising out of or relating to asbestos-related bodily injury claims against Selby brought before the Termination Date of this Agreement; provided, however, that, in the event that any third party asserts a claim against Wausau arising out of or relating to such claims, Wausau shall be free to assert any claim or counterclaim against such party. Wausau reserves all indemnity and contribution rights that it may have under the Wausau Policies against any third parties arising out of or relating to asbestos-related bodily injury claims against Selby brought after the Termination Date of this Agreement.

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X. OTHER TERMS

(1) This Agreement, its negotiation and the implementation of its terms are confidential, constitute settlement discussions within the meaning and intent of the Federal Rules of Evidence 408, and may not be disclosed to any third party absent agreement by the Parties or a court order, except to liquidators of insurers, insurance guaranty funds, reinsurers, retrocessionaires, auditors, counsel, accountants, consultants, officers, directors, employees, subsidiaries, affiliates, successor corporations, lenders and underwriters of the Parties, or if disclosure is required by securities or other laws. In the event a Party receives a formal discovery request in a lawsuit or arbitration seeking disclosure or production of this Agreement or its terms, the Party shall give prompt notice of this request to all other Parties. Absent agreement by the Parties, the Agreement or its terms may not be produced in such circumstances except by judicial order.

(2) Except as expressly provided herein, neither this Agreement nor performance by any Party hereunder is intended to be, or shall be, construed to operate as a waiver or a modification of any of the terms, conditions, exclusions, provisions or obligations of any of the Wausau Policies and the Parties specifically reserve all rights, defenses and positions regarding the proper interpretation of and application of the terms, conditions, exclusions, provisions and obligations of the Wausau Policies, except as expressly provided herein.

(3) This Agreement is a compromise and is neither intended to be, nor shall be construed to be, an admission of policy interpretation or an admission by the Parties of any rights, duties, or obligations arising under the Wausau Policies. With the exception of any proceedings under Section VIII above, this Agreement shall not be used or introduced into evidence in any court or dispute resolution proceeding to create, prove or interpret any rights or obligations of the Parties pursuant to the Wausau Policies or any other insurance policies.

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(4) All actions taken and statements made by persons or representatives relating to their participation in this Agreement, including its development and implementation, shall be without prejudice or value as precedent, and shall not be taken as a standard by which other matters may be judged.

(5) Neither the negotiation, execution nor performance of this Agreement in accordance with its terms shall be deemed to be or cited as an act of bad faith or as a violation of any statute or duty owed by Selby or Wausau.

(6) This Agreement is not a contract of insurance and those rules applicable to the interpretation or construction of insurance contracts shall not apply hereto. In the event of a breach of this Agreement, no extra-contractual or statutory bad faith or unfair claims practices remedy applicable to a contract of insurance shall be applicable to such breach.

(7) This Agreement is the product of arm’s length settlement negotiations between and among the Parties to compromise disputed insurance coverage issues in connection with ABIC and no Party shall be deemed to be the drafter of any provisions or of the entire Agreement, nor shall any part of this Agreement be construed against a Party on the basis of that Party’s identity as an insurance company or as the drafter of any part of this Agreement.

(8) Each of the Parties hereto has participated in the drafting of this Agreement, after consulting with counsel.

(9) Paragraph headings contained herein are for the purpose of organization only and shall not constitute a part of this Agreement.

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(10) Except as specifically set forth herein, this Agreement constitutes the entire agreement between the Parties. Further, except as explicitly set forth in this Agreement, there are no representations, warranties, or inducements, whether oral, written, expressed or implied, that in any way effect or condition the validity of this Agreement or alter its terms. Accordingly, this Agreement may not be modified, changed, contradicted, augmented or altered in any way by any previous oral or written agreements or any subsequent oral agreements.

(11) This Agreement, and any portion of same, may only be amended or modified by an agreement in writing executed by all of the Parties hereto.

(12) No waiver of any breach of any provision of this Agreement shall be deemed a waiver of any other breach of the same or other provisions. No action designed to minimize or prevent liability to Parties shall be deemed a waiver of any breach of this Agreement.

(13) Should any provision of this Agreement subsequently be found by a court to be invalid or unenforceable, such ruling shall not affect the validity or enforceability of the remainder of the Agreement, which will continue to operate in accordance with its terms.

(14) Each of the Parties represents and warrants that, as of the date of execution of this Agreement, it has not assigned, conveyed or otherwise transferred or encumbered any claims, demands, causes of action, rights or obligations that are the subject matter of this Agreement. None of the Parties shall assign this Agreement without first obtaining written consent of the other Parties; provided, however, that (1) this provision shall not prohibit any assignment by a Party made by merger, consolidation or operation of law or to a person or entity who succeeds to all or substantially all such party’s rights and obligations and (2) to the extent such successor does not fulfill the obligations of its predecessor under this Agreement, the predecessor will remain liable.

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(15) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

(16) This Agreement does not and shall not be interpreted to create any rights in any person or entity not a party to this Agreement.

(17) The failure of any Party to perform its obligations under this Agreement shall not relieve any other party of its obligations hereunder.

(18) Neither Wausau on the one hand, nor Selby on the other hand, shall be entitled to reimbursement from one another for the payments of Defense Costs or Indemnity Costs made under this Agreement.

XI. NOTICE

Any notices, billings, payments or other communications provided by this Agreement shall be sent to the following addresses, unless otherwise directed in writing:

a.	Diane Korbisch

Nationwide Indemnity Company

400 Westwood Drive

P.O. Box 8102

Wausau, WI 54402-8102

korbisd@nationwide.com

b.	Florence Larcamp

Robert T. Traub, Esq.

SB Decking, Inc.

c/o Quaker Chemical Corp.

One Quaker Park

901 Hector Street

Conshohocken, PA 19428

rob_traub@quakerchem.com

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XII. EXECUTION AND COUNTERPARTS

This Agreement may be executed in counterparts; each of which when so executed shall be deemed to be an original, and all of which together shall constitute the entire Agreement.

IN WITNESS WHEREOF the Parties hereto have caused their duly authorized representatives to execute this Agreement as of the dates indicated.

SB DECKING, INC.

By	/s/ Florence J. Larcamp
Date:	September 25, 2007

EMPLOYERS INSURANCE COMPANY OF WAUSAU

By	/s/ Diane Korbisch
Date:	September 25, 2007

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SCHEDULE A

POLICIES OF PRIMARY AND EXCESS LIABILITY INSURANCE ISSUED BY

EMPLOYERS INSURANCE COMPANY OF WAUSAU TO SELBY-BATTERSBY & CO.

PRIMARY POLICIES

Policy No.	Effective Dates	Named Insured

2229-00-033075	4/1/68 – 4/1/69	Selby-Battersby & Co.

2220-00-033075	4/1/69 – 4/1/70	Selby-Battersby & Co.

2221-00-033075	4/1/70 – 4/1/71	Selby-Battersby & Co.

2222-00-033075	4/1/71 – 4/1/72	Selby-Battersby & Co.

2223-00-033075	4/1/72 – 4/1/73	Selby-Battersby & Co.

EXCESS POLICIES

Policy No.	Effective Dates	Named Insured

2229-03-033075	4/1/68 – 4/1/69	Selby, Battersby & Co.

2220-03-033075	4/1/69 – 4/1/70	Selby, Battersby & Co.

2221-03-033075	4/1/70 – 4/1/71	Selby, Battersby & Co.

2222-03-033075	4/1/71 – 4/1/72	Selby, Battersby & Co.

2223-03-033075	4/1/72 – 4/1/73	Selby, Battersby & Co.

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